Exhibit 99

For Immediate Release   CONTACT: Karen A. Warren (Investor Relations)
November 24, 2003                401-727-5401
                                 Wayne S. Charness (News Media)
                                 401-727-5983


   Hasbro, Inc. Commences Tender Offer For 8 1/2% Notes Due 2006


    PAWTUCKET, R.I.--(BUSINESS WIRE)--Nov. 24, 2003--Hasbro, Inc. (NYSE: HAS) commenced a tender offer for all $200,000,000 in aggregate principal amount of its 8 1/2% Notes due 2006 (CUSIP No. 418056AL1, the "Notes") on November 24, 2003. Upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 24, 2003 and the related Letter of Transmittal (together, the "Tender Offer Documents"), Hasbro, Inc. is offering to purchase all of the outstanding Notes at a price equal to $1,130.00 per $1,000 principal amount of Notes (the "Total Consideration"), which Total Consideration includes an early tender premium of $20 per $1,000 principal amount of Notes (the "Early Tender Premium"). The Total Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, will be paid in respect of all Notes validly tendered and accepted for payment pursuant to the tender offer if the noteholder validly tenders such Notes prior to 5:00 p.m., New York City time, on December 8, 2003 (the "Early Tender Date"). Any holder validly tendering Notes after the Early Tender Date will, if such Notes are accepted for payment pursuant to the tender offer, receive $1,110.00 per $1,000 principal amount of Notes, which amount is equal to the Total Consideration, less the Early Tender Premium for the Notes. In addition, accrued but unpaid interest to, but not including, the date of payment for the Notes will be paid for Notes validly tendered and accepted for payment.

    The tender offer is scheduled to expire at 12:00 midnight, New York City time, on December 22, 2003. The tender offer is conditioned on, among other things, the absence of a material adverse change or similar event affecting Hasbro, its ability to consummate the tender offer or the value or trading market for the Notes.

    Requests for Tender Offer Documents may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at 48 Wall Street, 22nd Floor, New York, New York 10005. The information agent may be telephoned toll-free at (800) 207-3158. The Dealer Managers for the tender offer are Bear, Stearns & Co. Inc. and Barclays Capital Inc. Questions regarding the tender offer may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at 383 Madison Avenue, 8th Floor, New York, New York 10179, telephone number (877) 696-2327 or to Barclays Capital Inc., Liability Management Group, at 200 Park Avenue, 4th Floor, New York, New York 10166, telephone number
(888) 227-2275.

    Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

    Certain statements contained in this release contain "forward-looking statements." These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: Hasbro's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or Hasbro's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which Hasbro operates throughout the world; the inventory policies of retailers, including the concentration of Hasbro's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact Hasbro's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of Hasbro's significant retailers which could negatively impact Hasbro's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of Hasbro's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of Hasbro's consolidation programs or alter Hasbro's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in Hasbro's public announcements and SEC filings. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.